EXHIBIT 99.1

News Release

Contacts:	Lonny Robinson	Angie Yang
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
	lonnyr@centerbank.com	310.279.5967
ayang@pondel.com

CENTER FINANCIAL REVISES 2008 FINANCIAL RESULTS;

DISCONTINUES QUARTERLY CASH DIVIDEND

LOS ANGELES – March 30, 2009 – Center Financial Corporation (NASDAQ: CLFC) today announced the completion of the audit of its consolidated financial statements and reported revised results for its fourth quarter and full year ended December 31, 2008, reflecting an increase to its allowance for loan losses. The company also announced the suspension of its quarterly cash dividend.

Center Financial posted an additional loan loss provision of $11.4 million for the 2008 fourth quarter, resulting in a total provision of $19.8 million for the fourth quarter and $26.2 million for the full year. This action increases the company’s allowance for loan losses to 2.22% of gross loans at December 31, 2008 from 1.56% as previously reported.

As previously reported, management deemed it prudent to increase the company’s loan loss reserves due to new information that only recently became available and a continuing analysis of the loan portfolio subsequent to its earnings announcement on January 29, 2009. Specifically, $7.5 million of the additional provision was related to impairment reserves for three loans: a warehouse line of credit collateralized by first deeds of trusts on properties located in California, Nevada, South Carolina and Texas; a residential construction project in Northern California; and a mixed-use retail and office project in the Inland Empire.

In addition, the company modified its methodology for calculating FAS 5 reserves, which resulted in $3.8 million of additional provisioning. The modifications included heightened risk ratios for its special mention and substandard credits, as well as a shortened loss experience evaluation period to better reflect current portfolio stresses and recent losses. Management said the changes were designed to more adequately assess true directional consistency given the severity and swiftness of deterioration in the economic environment.

As a result of the additional loan loss provision, the company incurred a net loss for the 2008 fourth quarter of $6.1 million, or $0.37 per share. For the full year, including a $7.5 million litigation settlement expense and Other Than Temporary Impairment expense of $9.9 million, Center Financial earned net income of $220,000, equal to $0.00 per diluted share. As of December 31, 2008, the company’s total risk-based capital ratio, Tier 1 risk-based capital ratio and Tier 1 leverage ratio equaled 13.84%, 12.58% and 11.28%, respectively, all sufficiently exceeding regulatory guidelines. Tangible common equity represented 7.78% of total assets at year-end 2008.

A more complete description of the company’s provision for loan losses, allowance for loan losses and revised financial results is included in Center Financial’s Form 10-K which is scheduled to be filed with the Securities and Exchange Commission today.

“The board’s decision to suspend the quarterly cash dividend is expected to result in savings of approximately $3.3 million in capital on an annual basis for the company and is in line with recent statements made by the Federal Reserve,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “While Center Financial’s capital and tangible common equity positions remain very strong, we believe this prudent step will enhance our ability to capitalize on opportunities that typically arise in difficult operating environments, and will ultimately result in greater rewards longer term for our stakeholders.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.06 billion at December 31, 2008. Headquartered in Los Angeles, Center Bank operates a total of 19 full-service branches and one loan production office. The company has 16 full-service branches located throughout Southern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding an additional loan loss provision for the fourth quarter of 2008 and the expected resulting net loss for full year. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

# # #